Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

June 15, 2026

Dear Branislav:

In recognition of your contributions to HeartBeam, Inc. (the “Company”) and to provide additional incentives for you to maximize the value of the Company, the Company’s Compensation Committee of the board of directors (the “Board”) has awarded you a bonus opportunity (the “Transaction Bonus”) payable in the event of a Change in Control that occurs after the date first set forth above (the “Effective Date”), but prior to the Expiration Date (a “Qualifying Change in Control”), on the conditions set forth herein. Capitalized terms which are not otherwise defined in this agreement (this “Bonus Agreement”) have the meaning ascribed to such terms in Appendix A.

Transaction Bonus Amount and Conditions

Subject to your continued employment with the Company through immediately prior to a Qualifying Change in Control, you will become eligible to receive a bonus in an amount equal to the sum of:

(i)	One percent (1%) of the Aggregate Price Paid, only if the Company’s Market Capitalization is at least [***]; plus

(ii)	An additional half percent (0.5%) of the Aggregate Price Paid, [***]; plus

(iii)	An additional half percent (0.5%) of the Aggregate Price Paid [***] (such sum, the “Transaction Bonus Amount”)

For avoidance of doubt, no bonus will be paid hereunder, and the Transaction Bonus Amount will be zero dollars ($0), if a Qualifying Change in Control occurs but the Company’s Market Capitalization is less than.

In order to receive any Transaction Bonus to which you may otherwise be entitled under this Bonus Agreement, you must execute a general release of claims in a form prescribed by the Company that becomes effective and irrevocable within 60 days following the closing of a Qualifying Change in Control (the “Closing”).

If you cease to be a Service Provider (defined as an Employee, Director or Consultant) for the Company for any reason prior to the date of a Change in Control, your eligibility to receive a Transaction Bonus will terminate effective on the date of such termination.

Form of Transaction Bonus

Any Transaction Bonus which becomes payable will be subject to the same terms and conditions and paid in the same form or forms of payment and in the same proportions of consideration paid by the purchaser(s) to the holders of the Company’s equity securities upon the Qualifying Change in Control, whether such distribution is at Closing or a delayed distribution pursuant to the application of any escrow, earn-out or other similar arrangement, provided that the Board, in its sole discretion, may determine that all or a portion of the Transaction Bonus will be paid in cash, and provided further that the terms and conditions of any delayed payment shall be compliance with, or exempt from, Section 409A of the Code.

Transaction Bonus Payment Timing

Any Transaction Bonus Amount which becomes payable in connection with the Closing of a Qualifying Change in Control will be paid as soon as practicable on or after such Closing, but in no event later than 30 days following such Closing. Any Transaction Bonus Amount related to Post-Closing Payments will be paid if and when paid to the Company’s stockholders (and subject to the same terms and conditions as apply to the Company’s stockholders generally); provided, however, that any Post-Closing Payments not paid by the 5th anniversary of the Closing will be forfeited. The Company does not expect to enter into a Change in Control transaction providing for Post-Closing Payments which would not be paid by the 5th anniversary of the Closing but, in the event of such a Change in Control transaction, agrees to negotiate in good faith to arrive at a mutually agreeable arrangement.

Section 409A

The Transaction Bonus is intended to either be exempt from, or in compliance with, Section 409A, so that no portion of the Transaction Bonus will be subject to additional tax under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or in such compliance, as applicable. In no event will the Company or any successor reimburse you for taxes incurred as a result of the application of Section 409A. The Company reserves the right, in its sole discretion and without your consent, to take such reasonable actions and make any amendments to this Bonus Agreement as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any Transaction Bonus Amounts.

Severability and Governing Law; Interpretation

If any term of this Bonus Agreement is held to be invalid, void or unenforceable, the remainder of this Bonus Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. This Bonus Agreement will be construed and interpreted in accordance with the laws of the state of Delaware (other than its choice-of-law provisions). This Bonus Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.

This Bonus Agreement shall be interpreted and administered by the Compensation Committee of the Board, whose actions shall be final and binding on all persons and shall be given the maximum deference permitted by law.

No Right to Continued Employment; Entire Agreement

This Bonus Agreement does not guarantee or imply any right to your continued employment for any period whatsoever with the Company or its successor, or any of their subsidiaries or affiliates, and your employment with the Company will continue to be at-will. The terms and conditions of this Bonus Agreement reflect the entire agreement and understanding between you and the Company as to the subject matter herein and supersede all prior or contemporaneous agreements with the Company, whether written or oral. This Bonus Agreement may be modified only by a writing executed by you and a duly authorized member of the Board.

Amendment; Termination

This Bonus Agreement may only be amended or terminated by mutual written consent between the Company and you.

This Bonus Agreement shall automatically terminate upon the earlier of (i) the completion of all payments under its terms, (ii) the date of the first Qualifying Change in Control to occur after the Effective Date if the Bonus Amount payable hereunder in connection with such Qualifying Change in Control is zero dollars ($0), (iii) the date of termination of your employment with the Company for any reason or no reason, provided that a Qualifying Change in Control has not occurred on or prior to such date; (iv) the Expiration Date, provided that a Qualifying Change in Control has not occurred on or before such date.

[signature page follows]

Please sign and date this Bonus Agreement below to indicate your agreement to the terms described herein. We thank you for your continued service to the Company.

Sincerely,

/s/ Richard Ferrari	June 15, 2026
Richard Ferrari	Date

Board Chair,

Chair of Compensation Committee of the Board

Accepted by:

/s/ Branislav Vajdic	June 15, 2026
Branislav Vajdic	Date

Appendix A

The following definitions will apply to the Bonus Agreement to which this Appendix A is attached. Defined terms not otherwise defined in this Appendix A will have the meaning ascribed to such terms in the Bonus Agreement.

1. “Change in Control” means the occurrence a Change in Control within the meaning of Section 2(f) of the Plan, excluding any change in effective control of the Company as a result of Section 2(f)(ii) of the Plan.

2. “Code” means the Internal Revenue Code of 1986, as amended.

3. “Expiration Date” means the four-year anniversary of the Effective Date.

4. “Aggregate Price Paid” means:

(a) With respect to a Change in Control described in Section 2(f)(i) of the Plan, the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holders of the Company’s equity securities (including any securities that are convertible, exercisable or exchangeable for equity securities) in connection with a Change in Control, including amounts distributed after the Closing pursuant to any escrow, earn-out or other similar arrangement (the “Post-Closing Payments”). For purposes of clarification, the amounts available for distribution to holders of the Company’s equity securities as set forth in this Section 7(a) is net of the repayment of all Company debt outstanding, and all costs and fees associated with the transaction.

(b) With respect to a Change in Control described in Section 2(f)(iii) of the Plan, the sum of any cash and the fair market value of any securities or other assets or property received by the Company in connection with a Change in Control, including Post-Closing Payments, after repayment of all Company debt outstanding and after subtracting all costs and fees associated with the transaction.

The fair market value of any securities or other assets or property available for distribution to the holders of the Company’s equity securities or received by the Company, as applicable, in connection with a Change in Control will be determined on the same basis on which such securities or other assets or property were valued in such Change in Control.

5. “Market Capitalization” means, with respect to a Qualifying Change in Control, the total value of the outstanding shares of the Company’s common stock immediately prior to the Closing of such Qualifying Change in Control, calculated by multiplying the volume weighted average price per share for the ten (10) trading days immediately preceding the Closing by the total number of outstanding shares of the Company’s common stock as of immediately prior to the Closing.

6. “Plan” means the HeartBeam, Inc. 2022 Equity Incentive Plan, as amended.

7. “Section 409A” means Section 409A of the Code and any final Treasury Regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

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